Exhibit 4(b)
INSTRUMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE
     THIS INSTRUMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE, (“Instrument”), dated as of July 6, 2009, by and among Wells Fargo & Company as successor in interest to Wachovia Corporation (the “Issuer”), U.S. Bank National Association, as prior depositary (the “Prior Depositary”), and Wells Fargo Bank, National Association, a national banking association, as successor depositary (the “Successor Depositary”).
RECITALS
     WHEREAS, the Issuer and the Prior Depositary are parties to that certain Deposit Agreement dated as of December 21, 2007 (the “Deposit Agreement”) relating to the Depositary Shares (the “Depositary Shares”) representing interests in the Issuer’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J (the “Stock”). Capitalized terms used, but not otherwise defined, herein shall have the same meaning ascribed to such terms in the Deposit Agreement.
     WHEREAS, the Issuer may remove the depositary under the Deposit Agreement by delivering notice to the depositary and appointing a successor depositary;
     WHEREAS, the Issuer desires to remove the Prior Depositary and appoint the Successor Depositary to serve as successor depositary under the Deposit Agreement; and
     WHEREAS, the Successor Depositary is willing to accept the appointment as successor depositary under the Deposit Agreement subject to the terms and conditions contained in this Instrument.
     WHEREAS, the Issuer, the Prior Depositary, and the Successor Depositary have agreed that this Instrument shall be effective as of 12:01a.m. on July 6, 2009 (the “Effective Date”).
     NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Removal, Appointment, and Notice Waiver. As of the Effective Date: (a) the Prior Depositary is hereby removed as depositary, registrar and transfer agent under the Deposit Agreement; and (b) the Issuer hereby appoints the Successor Depositary as depositary, registrar and transfer agent under the Deposit Agreement, and vests in and confirms to the Successor Depositary all rights, powers, trusts, privileges, duties and obligations of the depositary, registrar and transfer agent under the Deposit Agreement.
     2. Issuer’s Representations and Warranties. The Issuer hereby represents and warrants to the Prior Depositary and the Successor Depositary that:
a.	It is duly organized and validly existing and in good standing under all applicable laws, and this Instrument has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

b.	It has not entered into any amendment or supplement to the Deposit Agreement other than pursuant to the Letter Agreement dated December 31, 2008 between the Issuer and the Prior Depositary (the “Letter Agreement”), and the Deposit Agreement is in full force and effect;

c.	It is not in default of any of its obligations under the Deposit Agreement;

d.	The Deposit Agreement was validly executed and delivered by the Issuer; the Stock was duly authorized and validly issued by the Issuer and is fully paid and nonassessable; and the Depositary Shares represent legal and valid interests in the Stock;

e.	There is no action, suit, or proceeding pending, or to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any act or omission of the Issuer under the Deposit Agreement;

f.	The execution, delivery and performance of this Instrument does not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any (i) contract, agreement, Deposit Agreement or other instrument (including, without limitation, its certificate of incorporation, by-laws and/or any and all other applicable organizational documents) to which it is a party or by which it or its property is bound, or (ii) any judgment, decree or order of any court or governmental Issuer or regulatory body or law, rule or regulation applicable to it or its property, which breach or default might have a material adverse effect on the condition (financial or otherwise) or operations of the Issuer or the ability of the Issuer to perform its delegations under the Deposit Agreement;

g.	All conditions precedent in the Deposit Agreement relating to the appointment of the Successor Depositary as the successor depositary under the Deposit Agreement have been complied with by the Issuer.
     3. Prior Depositary’s Representations and Warranties. The Prior Depositary hereby represents and warrants to the Issuer and the Successor Depositary that:
a.	It has not entered into an amendment or supplement to the Deposit Agreement other than the Letter Agreement dated December 31, 2008, and the Deposit Agreement is in full force and effect;

c.	There is no action, suit or proceeding pending or, to its knowledge, threatened, against the Prior Depositary before any court or governmental authority arising out of any action or omission by the Prior Depositary as depositary under the Deposit Agreement;

d.	It has made, or promptly will make, available to the Successor Depositary originals, if available, or copies in its possession, of all documents relating to the

Deposit Agreement and all information in its possession relating to the administration and status of the Deposit Agreement;

e.	It has lawfully discharged its duties as depositary, registrar and transfer agent under the Deposit Agreement; and

f.	This Instrument has been duly authorized, executed and delivered on behalf of the Prior Depositary and constitutes its legal, valid, binding and enforceable obligation.
     4. Successor Depositary’s Representations and Warranties. The Successor Depositary represents and warrants to the Prior Depositary and the Issuer that:
a.	It is qualified and eligible to serve as depositary, registrar and transfer agent under the Deposit Agreement; and

b.	This Instrument has been duly authorized, executed and delivered on behalf of the Successor Depositary and constitutes its legal, valid, binding and enforceable obligation.
     5. Acceptance of Appointment. The Successor Depositary hereby accepts appointment as, and is eligible to act as depositary, registrar and transfer agent for the Depositary Shares, under the Deposit Agreement and accepts all rights, powers, privileges, duties, and obligations of the Prior Depositary as the depositary, registrar and transfer agent under and pursuant to the Deposit Agreement and agrees to be bound by all terms of the Deposit Agreement, such acceptance and agreement to be effective as of the Effective Date and subject to the terms and conditions set forth in this Instrument.
     6. Conveyance by Prior Depositary. The Prior Depositary hereby duly conveys, assigns, transfers and delivers to the Successor Depositary and to its successors and assigns, without recourse, but otherwise subject to the terms hereof, all the rights, powers, privileges, and obligations of the Prior Depositary as depositary, registrar and transfer agent under and pursuant to the Deposit Agreement and all property and money, if any, held by or under the control of the Prior Depositary as depositary, registrar and transfer agent under the Deposit Agreement, together will all records and documents in any way relating thereto. The Prior Depositary hereby agrees to transfer all money and property held by it or under its control as depositary, registrar and transfer agent, for the Depositary Shares to the Successor Depositary.
     7. Deliveries by Prior Depositary. On or before the Effective Date, the Prior Depositary shall deliver to the Successor Depositary the following:
a.	The official Depositary Agreement closing transcript together with any amendments to the documents therein received by the Prior Depositary;

b.	The registers relative to the current holders and outstanding Depositary Shares;

c.	Original FAST DTC Book Entry Depositary Receipt;

d.	Copies of the account statements through the Effective Date.

e.	Copies of all instruments, documents and other materials in any way relating to the Deposit Agreement (other than internal documents proprietary to the Prior Depositary).
     8. Indemnification. The Issuer acknowledges and agrees that nothing contained herein or otherwise shall constitute an assumption by the Successor Depositary of any liability of the Prior Depositary arising out of any breach by the Prior Depositary in the performance or non-performance of the Prior Depositary’s duties as depositary under the Deposit Agreement. Except as provided in Section 5.6 of the Deposit Agreement, the Issuer agrees to pay or indemnify, as applicable, the Successor Depositary and save the Successor Depositary harmless from and against any and all costs, claims, liabilities, losses or damages (including the fees, expenses and disbursements of the Successor Depositary’s legal counsel and other advisors) arising out of the actions or omissions of the Prior Depositary that the Successor Depositary may suffer or incur as a result of accepting such appointment and acting as successor depositary under the Deposit Agreement. The Successor Depositary will furnish to the Issuer and the Prior Depositary, promptly upon receipt, all documents with respect to any action the outcome of which would make the indemnity provided for in this paragraph operative. The Successor Depositary shall notify the Issuer in writing of any claim for which it may seek indemnity.
     9. Further Assurances. The Issuer and the Prior Depositary, for the purposes of more fully and certainly vesting in and confirming to the Successor Depositary, as successor depositary under the Deposit Agreement, said rights, powers, trusts, privileges, duties and obligations, agree upon reasonable request of the Issuer or the Successor Depositary, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Depositary all rights, powers, trusts, privileges, duties and obligations which the Prior Depositary held under and by virtue of the Deposit Agreement.
     10. Survival of Issuer’s Obligations. Notwithstanding the removal of the Prior Depositary, the Issuer hereby agrees to remain obligated under the Deposit Agreement to compensate, reimburse and indemnify the Prior Depositary as provided under the Deposit Agreement for services provided by the Prior Depositary prior to the Effective Date, and nothing contained in this Instrument shall in any way abrogate the obligations of the Issuer to the Prior Depositary under the Deposit Agreement.
     11. Notices. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:
TO THE SUCCESSOR DEPOSITARY:
Wells Fargo Bank, National Association
Shareowner Services
161 North Concord Exchange Street
St. Paul, MN 55075
Attention: Susan Roeder
Ph# 651-306-4395

Fx# 651-450-4078
TO THE PRIOR DEPOSITARY:
U.S. Bank, National Association
100 Wall Street, 16th Floor
New York, NY 10005
Attention: Patrick Crowley
Fax: 212-809-4993
TO THE ISSUER:
Wells Fargo & Company
Sixth & Marquette MAC#N9305-131
Minneapolis, MN 55479
Attention: Barbara S. Brett
Ph #612-667-2011
Fx #
     12. Ratification of Deposit Agreement. In all respects not inconsistent with the terms and provisions of this Instrument, the Deposit Agreement is hereby ratified, approved and confirmed. In executing and delivering this Instrument, the Successor Depositary shall be entitled to all of the privileges and immunities afforded to the depositary under the terms and provisions of the Deposit Agreement.
     13. Effective Date. This Instrument and the removal, appointment and acceptance effected hereunder shall be effective as of the Effective Date.
     14. Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.
     15. Counterparts. This Instrument may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument.
     16. Severability. In the event that any provisions of this Instrument shall be deemed invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Instrument.
     17. Entire Agreement. This Instrument sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Instrument other than those contained in the Instrument.
     18. Amendments. This Instrument may not be amended or modified except by agreement set forth in a written memorandum executed by all parties to this Instrument.

     IN WITNESS WHEREOF, the parties have executed this Instrument as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Successor Depositary
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Prior Depositary
By:
Name:
Title:

WELLS FARGO & COMPANY, as Issuer
By:
Name:
Title:

ZahnJ01\Wachovia\Appointment of Depositary